Exhibit 10.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and between

USDP CCR LLC,

as Seller

and

SOUTH 49 HOLDINGS LTD.,

as Buyer

Dated as of March 20, 2023

i

TABLE OF CONTENTS

(Continued)

ii

TABLE OF CONTENTS

(Continued)

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of March 20, 2023 (this “Agreement”), by and between USDP CCR LLC, a Delaware limited liability company (the “Seller”), and South 49 Holdings Ltd., a Delaware corporation (the “Buyer”).

RECITALS

WHEREAS, Seller owns 100% of the issued and outstanding limited liability company interests of Casper Crude to Rail, LLC, a Wyoming limited liability company (the “Company”), which interests are further defined and described in this Agreements as the “Acquired Interests”;

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Acquired Interests, upon the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to the other party to enter into this Agreement, (a) USD Partners LP is entering into that certain Limited Guarantee in favor of the Buyer and (b) El Toro Corp. and Midstream LPG Partnership are entering into that certain Limited Guarantee in favor of the Seller (collectively, the “Guarantees”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration or proceeding by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling,” have meanings correlative thereto.

“Ancillary Agreements” means the Assignment Agreement, the Transition Services Agreement, the Guarantees and the Escrow Agreement.

“Assignment Agreement” means that certain Assignment Agreement to be entered into by and between Seller and Buyer.

“Base Purchase Price” means (a) $33,000,000, plus (b) the Working Capital Overage, if any, minus (c) the Working Capital Underage, if any.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York or Houston, Texas.

“Buyer Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by Buyer of its obligations under this Agreement or the consummation by Buyer of the transactions contemplated hereby.

“Buyer’s Non-Income Tax Period” means any Tax period beginning after February 1, 2023 and that portion of a Straddle Period beginning after February 1, 2023.

“CCR Entities” means the Company and CCR Pipeline.

“CCR Pipeline” means CCR Pipeline, LLC, a limited liability company under the laws of the State of Delaware.

“Closing Purchase Price” means (a) the Base Purchase Price, minus (b) the Indemnity Escrow Amount, as it may be adjusted in accordance with Section 2.4.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“Credit Facility” means that certain Amended and Restated Credit Agreement, dated as of November 2, 2018, among USD Partners LP and USD Terminals Canada UCL, as borrowers, Bank of Montreal, as administrative agent, swing line lender, and L/C issuer, U.S. Bank National Association and Citibank, N.A., as L/C issuers, and the other lenders party thereto, as amended to date.

“Encumbrance” means any charge, claim, mortgage, leasehold mortgage, lien, option, pledge, security agreement, security interest, fixtures financing statement, assignment of rents and leases or other restriction of any kind (other than those created under applicable securities Laws, and not including any license of Intellectual Property).

“Escrow Agent” means BOKF, N.A.

“Escrow Agreement” means the Escrow Agreement with respect to the Indemnity Escrow Funds, to be entered into by the Buyer, the Seller and the Escrow Agent.

“Fraud” means, with respect to any Person, intentional (and not constructive) misrepresentation of a fact by such Person with respect to the making of the representations and warranties in Article III or Article IV (as applicable) with the actual knowledge (as opposed to imputed or constructive knowledge or knowledge that could have been obtained after inquiry, or recklessness or negligence) of such Person that such representation was false when made and which was made with the specific intent to induce the Person to whom such representation was made (the “Recipient”) to enter into or consummate the transactions contemplated by this Agreement and upon which the Recipient has reasonably relied to its detriment.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“Governmental Authority” means any United States federal, state or local governmental, regulatory or administrative authority, agency, division or commission or any judicial or arbitral body of competent jurisdiction.

“Indebtedness” means, with respect to any Person, all (a) indebtedness for money borrowed from any Person, obligations to pay deferred purchase price of assets, services or securities and reimbursement obligations for letters of credit or similar instruments that have been drawn, in each case, of such Person (provided, that the foregoing shall not include trade accounts payable and other accrued current liabilities, in each case, arising in the ordinary course of business), (b) indebtedness of the type described in Clause (a) above guaranteed, directly or indirectly, in any manner by such Person or for which such Person may be liable, (c) interest expense accrued, but unpaid, on or relating to any of such indebtedness and (d) prepayment penalties, premiums, late charges, penalties and collection fees relating to any of such indebtedness.

“Indemnity Escrow Amount” means $2,000,000.

“Indemnity Escrow Funds” means the Indemnity Escrow Amount deposited with the Escrow Agent, including any interest or other amounts earned thereon.

“Intellectual Property” means (i) trade names, trademarks and service marks, domain names, trade dress and similar rights and applications to register any of the foregoing; (ii) patents and patent applications; (iii) copyrights (whether registered or unregistered) and applications for registration; (iv) internet domain names; and (v) confidential and proprietary information, including trade secrets and know-how.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge”, with respect to Seller, means the actual knowledge of Brad Sanders, Chief Commercial Officer, and Joshua Ruple, Chief Operating Officer, as of the date of this Agreement or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate, and the Knowledge that each such person would reasonably be expected to obtain in the course of performing his duties for the Company.

“Law” means any statute, law, ordinance, regulation, rule or code of any Governmental Authority.

“LLC Charter Documents” means, with respect to a limited liability company, the articles of incorporation or organization, the limited liability company agreement and such other organizational documents which establish the legal personality of the company.

“Loss” or “Losses” means any and all losses, damages, liabilities, deficiencies, claims, awards, assessments, judgments, penalties, fines, interest, costs and expenses (including attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing).

“Material Adverse Effect” means any event, change, occurrence or effect that would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no event, change, occurrence or effect directly or indirectly arising out of, attributable to or resulting from any of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would or could be, a Material Adverse Effect: (1) any changes in general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, in the United States or elsewhere in the world, (2) any changes or developments generally affecting any of the industries in which the Company and its Subsidiaries operates, (3) any adoption, implementation, modification, repeal or other changes in any applicable Laws, decrees, orders or other directives of any Governmental Authority (including any actions taken by any Governmental Authority in connection with any of the events set forth in clauses (5), (6), (7) or (8) of this definition, including adoption of or changes in any Public Health Measures) or any changes in applicable accounting regulations or principles (including GAAP), or in interpretations of any of the foregoing, (4) any failure by the Company to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (5) political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations or acts of foreign or domestic terrorism or sabotage (including hacking, ransomware or any other electronic attack), or any escalation or worsening of any such conditions, (6) any natural or manmade disasters or calamities, weather conditions, including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires, cyber outages, or other force majeure events, or any escalation or worsening of such conditions, (7) any epidemic, pandemic or outbreak of disease (including, for the avoidance of doubt, COVID-19), or any escalation or worsening of such conditions, (8) any other regional, national or international calamity, crisis or emergency, whether or not caused by any Person, (9) the announcement of this Agreement and the transactions contemplated hereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of Seller or the Company or its Subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (10) any action taken by Seller or the Company or its Subsidiaries which is required or permitted by or resulting from or arising in connection with this Agreement, (11) any matter, existing event, change, occurrence or effect of which Buyer has knowledge as of the date hereof or (12) any actions taken (or omitted to be taken) at the request of Buyer; provided, in the case of clauses (1), (2), (3), (5), (6), (7) and (8), to the extent the impact of such event, change, occurrence or effect is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the industries in which the Company and its Subsidiaries operates (and provided, further, that in such event, only the incremental disproportionate adverse impact shall be taken into account when determining whether there has been a “Material Adverse Effect”).

“Measurement Time” means 11:59 p.m. on the date immediately prior to the Closing Date.

“Net Working Capital” means, as at a specified date and without duplication, an amount (which may be positive or negative) equal to (i) the consolidated current assets of the CCR Entities minus (ii) the consolidated current liabilities of the CCR Entities, in each case before taking into account the consummation of the transactions contemplated hereby, calculated in accordance with the Applicable Accounting Principles and excluding all deferred Tax assets and deferred Tax liabilities.

“Organizational Documents” of an entity means such entity’s (a) articles of incorporation, certificate of incorporation, certificate of formation or similar document and (b) bylaws, limited liability company operating agreement or similar document.

“Parcel 3” means Lot 50, “Air-Rail Industrial Park”, a Subdivision in Natrona County, Wyoming, as per plat recorded September 22, 1981, as Instrument No. 319577.

“Permitted Encumbrance” means (i) liens for Taxes, assessments or other governmental charges (A) that are not yet delinquent including extensions (or which may be paid without penalties) or (B) with respect to which the validity or amount of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations which are not yet due and payable, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (iv) any right, interest, lien, title or other Encumbrance of a lessor or sublessor under any lease or other similar agreement or in the property being leased, (v) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Encumbrances that do not materially interfere with the present use of the Company’s lands or of the business of the Company and its Subsidiaries, taken as a whole and (vi) any Encumbrance securing any Indebtedness under the Credit Facility.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Property Taxes” means all real property Taxes, personal property Taxes, franchise taxes and similar ad valorem Taxes.

“Public Health Measures” means any quarantine, “shelter-in-place,” “stay at home,” furlough, workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guideline or recommendation issued or promulgated by any Governmental Authority, the World Health Organization or any industry group in connection with or in response to COVID-19 or any other epidemic, pandemic or outbreak of disease, or in connection with or in response to any other public health conditions, in each case, whether such Law, order, directive, guideline or recommendation is in place currently or is issued, promulgated or modified hereafter.

“Related Parties” means, with respect to a Person, such Person’s Affiliates and its and their respective current and former direct and indirect equityholders, members, directors, managers, partners (limited and general), officers, controlling Persons, employees, agents, Representatives and the respective successors and assigns of each of the foregoing.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, attorneys, advisors, bankers and other representatives of such Person.

“Seller’s Non-Income Tax Period” means any Tax period ending on or before February 1, 2023 and that portion of any Straddle Period ending on February 1, 2023.

“Straddle Period” means any Tax period beginning before or on and ending after February 1, 2023.

“Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.

“Target Net Working Capital” means $400,000.00.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority with respect to any Tax.

“Taxes” means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority.

“Transition Services Agreement” means the Transition Services Agreement to be entered into by Buyer and Seller, substantially in the form of Exhibit B.

“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Estimated Net Working Capital exceeds the Target Net Working Capital.

“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds the Estimated Net Working Capital.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
Acquired Interests	Recitals
Agreement	Preamble
Allocation	Section 2.5(a)
Alternative Recovery	Section 8.5(b)
Applicable Accounting Principles	2.4(a)
Balance Sheet	3.6(a)
Basket Amount	Section 8.5(a)(ii)
Buyer	Preamble
Buyer Indemnified Parties	Section 8.2
Buyer Releasees	10.21(b)
Buyer Releasors	10.21(a)
Claim Information	Section 8.4(a)
Closing	Section 2.2
Closing Date	Section 2.2
Closing Net Working Capital	2.4(b)
Company	Recitals
Confidentiality Agreement	Section 5.4
control	Definitions
Credit Facility Release Documentation	2.3(b)(iv)
Disclosure Schedules	Article III
Easements	Section 3.10(e)
Environmental Laws	Section 3.13(vii)(A)
Environmental Permits	Section 3.13(vii)(B)
Estimated Net Working Capital	2.4(a)
Final Closing Statement	2.4(b)
Financial Statements	Section 3.6(a)
Guarantees	Recitals
Hazardous Materials	Section 3.13(vii)(C)
Indemnified Party	Section 8.4(a)
Indemnifying Party	Section 8.4(a)
Independent Accounting Firm	2.4(d)
Leased Real Property	Section 3.10(c)
Material Contracts	Section 3.14

Definition	Location
Material Customer	Section 3.16
Net Adjustment Amount	2.4(g)(i)
Non-Party Affiliate	Section 10.20(a)
Notice of Disagreement	2.4(c)
Owned Real Property	Section 3.10(b)
Permits	Section 3.7(c)
Potential Contributor	Section 8.6
Pre-Closing Tax Return	Section 6.1
Preliminary Closing Statement	2.4(a)
Recipient	Definitions
Sample Statement	2.4(a)
Securities Act	Section 4.7
Seller	Preamble
Seller Indemnified Parties	Section 8.3
Seller Releasees	10.21(a)
Seller Releasors	10.21(b)
Tax Proceeding	Section 3.12(d)
Third-Party Claim	Section 8.4(a)

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of Acquired Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall, sell, assign, transfer, convey and deliver to Buyer all of Seller’s right, title and interest as of the Closing Date in and to the Acquired Interests, and Buyer shall purchase, acquire, accept and pay for the Acquired Interests.

Section 2.2 Closing. The sale and purchase of the Acquired Interests shall take place at a closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP, 811 Main Street, Suite 3000, Houston, Texas 77002 at 10:00 a.m., Central Time on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VIII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the Seller and the Buyer mutually may agree in writing; provided, that the Closing may occur remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing, and the parties shall cooperate in connection therewith. The day on which the Closing actually takes place is referred to as the “Closing Date.”

Section 2.3 Actions at the Closing.

(a) In consideration for the sale, assignment, transfer, conveyance and delivery of the Acquired Interests to Buyer, at the Closing, Buyer shall pay to Seller, by wire transfer to a bank account designated in writing by Seller to Buyer prior to the Closing Date, an amount equal to the Closing Purchase Price in immediately available funds in United States dollars.

(b) At the Closing, the following deliveries shall occur:

(i) Buyer shall deliver or cause to be delivered to Seller an executed counterpart of each of the Ancillary Agreements signed by each party other than Seller;

(ii) Buyer shall deposit or cause to be deposited the Indemnity Escrow Amount with the Escrow Agent, to be managed and paid out by the Escrow Agent pursuant to the terms of this Agreement, and pay 50% of any required fees to the Escrow Agent;

(iii) Seller shall deliver or cause to be delivered to Buyer an IRS Form W-9 from Seller (or if Seller is an entity disregarded as separate from its owner, the Person treated as owning the Acquired Interests for U.S. federal income tax purposes); provided, that Buyer’s sole remedy for Seller’s failure to provide such IRS Form W-9 shall be to withhold from the payments to be made pursuant to this Agreement the withholding Tax, if any, that Buyer is required to withhold under Section 1445 of the Code;

(iv) Seller shall deliver or cause to be delivered to Buyer certain documentation with respect to the Credit Facility in substantially the form attached hereto as Exhibit B (the “Credit Facility Release Documentation”);

(v) Seller shall deliver or cause to be delivered to Buyer customary evidence that the signing authority pertaining to the bank accounts set forth on Schedule 3.17 of the Disclosure Schedules shall be transferred to certain individuals designated by Buyer at or substantially concurrent with the Closing; and

(vi) Seller shall deliver or cause to be delivered to Buyer an executed counterpart of each of the Ancillary Agreements signed by each party other than Seller.

Section 2.4 Purchase Price Adjustments.

(a) At least two Business Days prior to the Closing Date, the Seller shall prepare, or cause to be prepared, and deliver to the Buyer a statement (the “Preliminary Closing Statement”) setting forth a good-faith estimate of the Company’s Net Working Capital (the “Estimated Net Working Capital”) determined as of the Measurement Time and without giving effect to the transactions contemplated hereby, based on the Seller’s books and records and other information available at the Closing, and calculated on a basis consistent with the accounting principles, practices, assumptions, conventions and policies used in the preparation of the Balance Sheet (the “Applicable Accounting Principles”). An illustrative example of a Preliminary Closing Statement and calculation of the Company’s Net Working Capital is set forth on Schedule 2.4(a) (the “Sample Statement”).

(b) Within 90 days after the Closing Date, the Buyer shall cause to be prepared and delivered to the Seller a written statement (the “Final Closing Statement”) in the same presentation format as the Sample Statement that shall include and set forth a calculation in reasonable detail of the actual Net Working Capital (“Closing Net Working Capital”) determined as of the Measurement Time and without giving effect to the transactions contemplated hereby. The Final Closing Statement (i) shall be prepared on a basis consistent with the Applicable Accounting Principles and (ii) shall be based exclusively on the facts and circumstances as they exist prior to the Closing and shall exclude the effects of any event, act, change in circumstances or similar development arising or occurring on (except with respect to transaction expenses) or after the Closing Date. To the extent any actions following the Closing with respect to the accounting books and records of the Company on which the Final Closing Statement and the foregoing calculations are to be based are not consistent with the Company’s past practices, such changes shall not be taken into account in preparing the Final Closing Statement or calculating amounts reflected thereon.

(c) The Final Closing Statement shall become final and binding on the 30th day following delivery thereof, unless prior to the end of such period, the Seller delivers to the Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Net Working Capital, as set forth in the Final Closing Statement. The Seller shall be deemed to have agreed with all items and amounts of Closing Net Working Capital not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.4(d).

(d) During the 30-day period following delivery of a Notice of Disagreement by the Seller to the Buyer, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the calculation of the Closing Net Working Capital as specified therein. Any disputed items resolved in writing between the Buyer and the Seller within such 30-day period shall be final and binding with respect to such items, and if the Seller and the Buyer agree in writing on the resolution of each disputed item specified by the Seller in the Notice of Disagreement and the amount of the Closing Net Working Capital, the amount so determined shall be final and binding on the parties for all purposes hereunder. If the Buyer and the Seller have not resolved all such differences by the end of such 30-day period, the Buyer and the Seller shall submit, in writing, to an independent public accounting firm to be mutually agreed by the Buyer and the Seller (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Net Working Capital, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Net Working Capital. The Buyer and the Seller shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within 30 days following the submission thereof. The Independent Accounting Firm shall consider only those items and amounts in the Buyer’s and the Seller’s respective calculations of the Closing Net Working Capital that are identified as being items and amounts to which the Buyer and the Seller have been unable to agree. The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with the Applicable Accounting Principles and the Sample Statement, and the Independent Accounting Firm is not to make any other determination, including any determination as to whether the Target Net Working Capital or any estimates on the Preliminary Closing Statement are correct, adequate or sufficient. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accounting Firm’s determination of the Closing Net Working Capital shall be based solely on written materials submitted by the Buyer and the Seller (i.e., not on independent review). The determination of the Independent Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review. Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 10.9. In acting under this Agreement, the Independent Accounting Firm shall function solely as an expert and not as an arbitrator; provided that the Independent Accounting Firm shall have the power to conclusively resolve differences in disputed items as specified in this Agreement.

(e) The costs of any dispute resolution pursuant to this Section 2.4, including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Seller and the Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(f) The Buyer and the Seller will, and will cause the Company (in the case of the Seller, prior to the Closing and, in the case of the Buyer, during the period from and after the date of delivery of the Final Closing Statement through the resolution of any adjustment to the Closing Purchase Price contemplated by this Section 2.4) to afford the other party and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the CCR Entities and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.4. Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 2.4; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.

(g) The Closing Purchase Price shall be adjusted, upwards or downwards, as follows:

(i) For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to the Closing Net Working Capital as finally determined pursuant to this Section 2.4 minus the Estimated Net Working Capital;

(ii) If the Net Adjustment Amount is positive, the Closing Purchase Price shall be adjusted upwards in an amount equal to the Net Adjustment Amount, and the Buyer shall pay the Net Adjustment Amount to the Seller; and

(iii) If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Closing Purchase Price shall be adjusted downwards in an amount equal to the Net Adjustment Amount, and the Seller shall pay the Net Adjustment Amount to the Buyer.

(h) Payments in respect of Section 2.4(g) shall be made within three Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.4 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two Business Days prior to such payment date.

(i) For the avoidance of doubt, this Section 2.4 is not intended to be used to permit the introduction of different judgments, accounting methodologies (including with respect to accruals and reserves), policies, principals, practices, procedures or classifications for purposes of calculating amounts referred to in this Section 2.4, or to adjust for any inconsistencies between the Applicable Accounting Principles, on the one hand, and GAAP, on the other.

Section 2.5 Tax Treatment of Subject Purchase.

(a) The parties intend that, for U.S. federal income Tax purposes, the purchase and sale of the Acquired Interests be treated as a purchase and sale of the assets of the CCR Entities. The parties agree that the Closing Purchase Price (plus any other amounts required to be treated as consideration for U.S. federal income tax purposes) shall be allocated among the assets of the CCR Entities for U.S. federal income Tax purposes (and, where applicable, state and local income Tax purposes) in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and any similar provision of state, local or foreign Law, as appropriate. Seller shall provide Buyer with a written schedule detailing such allocation within 90 days following the Closing (the “Allocation”). Buyer shall have 30 days to review the Allocation and either notify Seller that it is in agreement with such Allocation or deliver, in writing, any objections that it may have with respect thereto. The parties shall negotiate in good faith to resolve any disagreements regarding the Allocation. If any disagreement regarding the Allocation remains unresolved after 60 days following Buyer’s delivery of comments on such Allocation to Seller, then each of Seller and Buyer shall make its own determination as to the allocation contemplated by this Section 2.5(a).

(b) If Seller and Buyer reach an agreement on the Allocation, Seller and Buyer agree (i) to prepare and file all Tax Returns, including Internal Revenue Service Form 8594 (Asset Allocation Statement), in a manner consistent with the Allocation, and (ii) that neither Seller nor Buyer or any of their respective Affiliates or direct or indirect owners shall take a position on any Tax Return, or before any Governmental Authority in connection with the examination of a Tax Return or in any judicial proceeding, that is in any manner inconsistent with the Allocation, except as required by applicable Law. Each of Seller and Buyer shall promptly notify the other party in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the allocations described in this Section 2.5(b).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), Seller hereby represents and warrants to Buyer as follows:

Section 3.1 Organization.

(a) Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b) The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Wyoming and has all necessary limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

(c) CCR Pipeline is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

(d) True and complete copies of the LLC Charter Documents of both the CCR Entities and all amendments thereto have been furnished to Buyer. Such LLC Charter Documents are in full force and effect. Neither the Company nor CCR Pipeline is currently in breach or violation of any provision of its LLC Charter Documents.

Section 3.2 Authority. Seller has the limited liability company power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and, upon the execution of each of the Ancillary Agreements to which Seller will be a party, will have been, duly executed and delivered by Seller and, assuming due execution and delivery by each of the other parties hereto or thereto, this Agreement constitutes, and, upon the execution of each of the Ancillary Agreements to which it will be a party, will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i) conflict with or violate the Organizational Documents of Seller or the CCR Entities;

(ii) conflict with or violate any Law, injunction, decree or order of any Governmental Authority applicable to the Seller, the CCR Entities or by which any property or asset of the Seller or the CCR Entities is bound or affected; or

(iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any Material Contract;

except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults, consents or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Neither Seller nor the CCR Entities is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby and thereby, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.4 Capitalization; Title to Acquired Interests.

(a) The authorized and outstanding equity interests of the CCR Entities are as set forth on Schedule 3.4(a) of the Disclosure Schedules. All of the Company’s and CCR Pipeline’s issued and outstanding equity interests are validly issued, fully paid and nonassessable. CCR Pipeline is the only Subsidiary in which the Company has any equity interest. The Acquired Interests constitute all of the issued and outstanding equity interests of the Company. There are no outstanding obligations, options, warrants, convertible securities, profit interests or other rights, agreements, arrangements or commitments of any kind relating to the equity interests of the CCR Entities or obligating the CCR Entities to issue or sell any equity interests in the CCR Entities. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests of the CCR Entities to provide funds to, or make any investment in, any other Person. There are no agreements or understandings in effect with respect to the voting or transfer of any of the equity interests of the CCR Entities.

(b) Except as set forth on Schedule 3.4(b) of the Disclosure Schedules, the Company does not directly or indirectly own any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in any Person.

(c) Except as set forth on Schedule 3.4(c) of the Disclosure Schedules or for Indebtedness under the Credit Facility, there are no outstanding bonds, debentures, notes or other instruments or evidence of Indebtedness of the Company or of CCR Pipeline that have a right to vote or similar right.

(d) Seller has good and marketable title to the Acquired Interests, and upon delivery of the Acquired Interests pursuant to this Agreement, Buyer will acquire good and marketable title thereto and be the sole, lawful owner, beneficially and of record, of all of the Acquired Interests, free and clear of any Encumbrances (excluding (i) restrictions on transfer under applicable state and federal securities laws and (ii) any Encumbrances created by or related to Buyer).

Section 3.5 Absence of Certain Changes or Events. Since December 31, 2022, (i) the business of the CCR Entities has been conducted in the ordinary course of business consistent with past practices in all material respects, (ii) there has not been any material damage, destruction or loss to any material portion of the assets of the CCR Entities, whether covered by insurance or not, (iii) there has not occurred any Material Adverse Effect and (iv) except as set forth on Schedule 3.5(iv) of the Disclosure Schedules and except in connection with the Credit Facility, neither the Company nor CCR Pipeline has:

(a) amended its LLC Charter Documents;

(b) entered into any contract or amended, modified or consented to the termination of any contract, except in the ordinary course of business consistent with past practice;

(c) sold, transferred or disposed of any of their assets, including any right under any lease or contract or any proprietary right or other intangible asset, in each case having a value in excess of $100,000;

(d) waived, released, cancelled, settled or compromised any Indebtedness, claim or right having a value in excess of $50,000;

(e) failed to maintain its limited liability company status or merged with any other Person or acquired all or substantially all of the assets of any other Person;

(f) granted, issued or sold any equity interest in themselves, liquidated, dissolved, recapitalized, reorganized or otherwise wound-up their business;

(g) purchased or otherwise acquired any securities or assets of any Person, made or rescinded any election relating to Taxes or settled or compromised any claim with respect to Taxes;

(h) incurred any Indebtedness to any Person outside of the ordinary course of business;

(i) assumed, guaranteed, created or incurred any obligations or liabilities outside of the ordinary course of business (whether absolute, accrued, contingent or otherwise and whether due or to become due) in excess of $50,000 individually or $100,000 in the aggregate,

(j) subjected any of their assets to any lien or encumbrance;

(k) settled or compromised any pending or threatened Action involving an obligation to pay or receive a payment of $50,000 or more;

(l) purchased, leased or otherwise acquired any property or assets, except in the ordinary course of business; or

(m) made or committed to make any capital expenditures, in the case of any single capital expenditure in excess of $50,000 and, in the case of all capital expenditures, in excess of $200,000 in the aggregate.

Section 3.6 Financial Disclosure.

(a) Buyer has been provided with copies of the unaudited, consolidated balance sheet of the CCR Entities as at December 31, 2021 and December 31, 2022 (the “Balance Sheet”), together with the related unaudited consolidated statements of operations for the periods then ended, and such financial statements are as shown in Schedule 3.6 of the Disclosure Schedules and shall hereinafter collectively be referred to as the “Financial Statements.”

(b) The Financial Statements have been prepared in accordance with GAAP in all material respects (except for the fact that the Financial Statements, not having been audited, do not contain all notes required by GAAP) applied on a consistent basis throughout the periods covered by the Financial Statements and fairly present in all material respects the financial position of the CCR Entities at the dates thereof and the results of the operations of the CCR Entities for the respective periods indicated.

(c) The CCR Entities do not have any material Indebtedness, liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) that are not disclosed in the Financial Statements, except for Indebtedness under the Credit Facility or Indebtedness, liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2022.

Section 3.7 Compliance with Law; Permits.

(a) The business of the CCR Entities is being conducted in compliance with all Laws applicable to them, except for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) During the past two years, neither of the CCR Entities has received any written notice of a material violation of any laws applicable to them.

(c) Each of the CCR Entities is in possession of all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for them to own, lease and operate the assets of the CCR Entities and to carry on their business as currently conducted (the “Permits”). A complete list of all material Permits is set forth in Schedule 3.7(c) of the Disclosure Schedules. Seller has not received any written notice of any pending cancellation, revocation, materially adverse modification or suspension of any Permit that is material to the conduct of the business of the CCR Entities, taken as a whole.

(d) No representation or warranty is made under this Section 3.7 with respect to ERISA, Intellectual Property, Taxes or environmental matters.

Section 3.8 Litigation; Orders. As of the date hereof, there is no Action by or against Seller, or either of the CCR Entities or any of their properties or assets, or, to the Knowledge of Seller, threatened, that would be material to the conduct of the business of the CCR Entities, taken as a whole. Seller is not subject to any order, judgement or decree of any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.9 Insurance. Schedule 3.9 of the Disclosure Schedules sets forth a true and complete list of all material insurance policies in force with respect to the CCR Entities. All such policies are, as of the date of this Agreement, in full force and effect, all premiums with respect thereto have been paid, and no written notice of cancellation or termination has been received by Seller or either of the CCR Entities with respect to any such policies. All material insurable risks in respect of the business and assets of the CCR Entities are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the business and operations in which the CCR Entities are engaged.

Section 3.10 Property.

(a) The Seller has delivered or made available to Buyer copies of all deeds, leases, assignments and other instruments by which the CCR Entities have acquired real property, together with copies of all title insurance policies, title opinions, abstracts and surveys that are in the possession of the CCR Entities in relation to their real property interests.

(b) Schedule 3.10(b) of the Disclosure Schedules lists each parcel of real property owned by the CCR Entities (the “Owned Real Property”). The CCR Entities are the owners of each applicable parcel thereof. The Company has fee title to all Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances and any such exceptions that would not, individually or in the aggregate, be material to the business of the CCR Entities, taken as a whole.

(c) Schedule 3.10(c) of the Disclosure Schedules lists (i) each parcel of real property leased by the CCR Entities (the “Leased Real Property”) and (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each parcel thereof. The Company or CCR Pipeline have a valid leasehold estate in all Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances and any such exceptions that would not, individually or in the aggregate, reasonably be expected to be material to the business of the CCR Entities, taken as a whole. Each lease or sublease governing Leased Real Property is in full force and effect, and there exists no default under any such lease by the CCR Entities or, to the Knowledge of Seller, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the CCR Entities or, to the Knowledge of Seller, any other party thereto.

(d) The Owned Real Property, the Leased Real Property and the Easements constitute all of the real property reasonably necessary for the conduct of the business as currently conducted as of the date hereof.

(e) Schedule 3.10(e) of the Disclosure Schedules lists all easements and similar rights necessary for the conduct of the business of the CCR Entities, as currently conducted (the “Easements”). Each of the CCR Entities holds the rights granted to it under the Easements, free and clear of all Encumbrances, other than Permitted Encumbrances and any such exceptions that would not, individually or in the aggregate, be material to the business of the CCR Entities, taken as a whole. Each Easement is in full force and effect, and there exists no material default under any such Easement by the CCR Entities or, to the Knowledge of Seller, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a material default thereunder by the CCR Entities or, to the Knowledge of Seller, any other party thereto.

(f) The personal property owned by the CCR Entities is not subject to any Encumbrances other than Permitted Encumbrances. The CCR Entities have good and valid title to, or a valid leasehold or other right to use, all personal property reasonably necessary for the conduct of the business as currently conducted by them.

Section 3.11 Regulatory Status. The CCR Entities are not currently regulated by the Federal Energy Regulatory Commission as a “natural gas company” under the Natural Gas Act or as a “public utility” by the public service commission of the State of Wyoming or as a “holding company” under either such regulatory regime.

Section 3.12 Taxes.

(a) All material Tax Returns required to be filed under applicable Laws by or with respect to the CCR Entities have been duly and timely filed (taking into account extensions of time to file). Each such Tax Return is true, correct and complete in all material respects with the appropriate Governmental Authorities.

(b) Each of the CCR Entities has paid all material Taxes, including all installments on account of Taxes for the immediately past and the current Tax year, due and owing by such entity, and has withheld or deducted and paid over to the appropriate Governmental Authority all material Taxes which are required to be withheld or deducted from amounts paid or owing or deemed paid or owing or benefits given to any employee, stockholder, creditor, or other third party, including for services performed outside the city, state, province or country where any employee is based.

(c) No deficiency for any material amount of Tax has been asserted, claimed, proposed or assessed by a Governmental Authority in writing against either of the CCR Entities that has not been satisfied by payment, settled or withdrawn, and there are no liens or other charges against any of the lands or other assets of either CCR Entity that have arisen as a result of any failure, or alleged failure, to pay any Tax.

(d) Neither CCR Entity has been the subject of an audit, examination or other administrative or judicial proceeding relating to any Tax Returns required to be filed or Taxes required to be paid (a “Tax Proceeding”). No such Tax Proceeding is currently pending or has been proposed or threatened in writing against either CCR Entity, and no claim has been made in writing by any authority in any jurisdiction where either CCR Entity does not file Tax Returns or pay Taxes that it is or may be subject to Taxes in that jurisdiction.

(e) There is not in force any extension of time with respect to the due date for filing of any Tax Return required to be filed by either CCR Entity or any waiver of the limitations period or agreement for any extension of time for the assessment or collection of any material Tax due from either CCR Entity.

(f) There is no Tax sharing, allocation, indemnity or similar contract that will require any payment to be made by either CCR Entity after the Closing Date for or with any Person and neither CCR Entity is liable for the Taxes of any other Person by virtue of Treasury Regulation Section 1.1502-6 (or any similar provision of applicable state, local or foreign Law), as a transferee or successor or by contract.

(g) Each CCR Entity is currently classified as disregarded as an entity separate from Seller for US Federal income tax purposes and has not made any election to change its default entity classification under Treasury Regulation Section 301.7701-3. Since each CCR Entity’s date of organization, each CCR Entity has been classified as a partnership or disregarded as an entity separate from Seller for US Federal income tax purposes.

(h) The CCR Entities have not participated, within the meaning of Treasury Regulation 1.6011-4(c)(3), in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i) The representations and warranties contained in this Section 3.12 are the only representations and warranties being made with respect to Taxes.

Section 3.13 Environmental Matters. Except with respect to Parcel 3:

(i) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Knowledge of Seller, (x) as of the date of this Agreement, the CCR Entities are in compliance with all applicable Environmental Laws and have obtained and are in compliance with all Environmental Permits in connection with the conduct or operation of the business of the CCR Entities and (y) there are no written claims alleging violation of or liability pursuant to any Environmental Law pending or, to the Knowledge of Seller, threatened against the CCR Entities in connection with the conduct or operation of the business of the CCR Entities;

(ii) there has been no release of Hazardous Materials by the CCR Entities on, in, at or under any Owned Real Property or Leased Real Property or any other location owned, leased or operated by the CCR Entities which has resulted or would reasonably be expected to result in a material liability to the business of the CCR Entities under any Environmental Laws;

(iii) neither the Seller nor the CCR Entities have received any written notice of any pending or threatened cancellation, revocation, materially adverse modification or suspension of any material Environmental Permit necessary for operation of the business as currently conducted on the date hereof;

(iv) during the past two years, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the CCR Entities have not received from any Governmental Authority any written notice of violation of, alleged violation of, non-compliance with or liability or potential or alleged liability pursuant to any Environmental Law involving the operations of the assets belonging to the CCR Entities other than notices with respect to matters that have been resolved to the satisfaction of any relevant Governmental Authority. The CCR Entities are not subject to any outstanding governmental order, consent order, settlement agreement or other similar agreement imposing material liability or obligations under any Environmental Laws with respect to the assets owned or operated by the CCR Entities;

(v) Seller has made available to Buyer copies of (x) environmental assessment and audit reports and other environmental studies in Seller’s possession or control or the possession or control of the CCR Entities and (y) all material Environmental Permits, in each case, relating to both the Owned Real property or the Leased Real Property;

(vi) neither CCR Entity has, either expressly or to Seller’s knowledge, by operation of law or otherwise, assumed or undertaken any material liability, including any obligation for remediation, of any third party relating to Environmental Laws;

(vii) for purposes of this Agreement:

(A) “Environmental Laws” means any Laws of any Governmental Authority in effect as of the date hereof relating to pollution or protection of the environment;

(B) “Environmental Permits” means all Permits under any Environmental Law;

(C) “Hazardous Materials” means any material, substance or waste that is regulated under, or defined, listed or characterized as “hazardous” or “toxic” or a “contaminant” pursuant to, any Environmental Laws; and

(viii) the representations and warranties contained in this Section 3.13 are the only representations and warranties being made with respect to environmental matters; provided, however, that the representations and warranties contained in Section 3.20 are the only representations and warranties being made with respect to environmental matters that pertain to Parcel 3.

Section 3.14 Material Contracts.

(a) Schedule 3.14 of the Disclosure Schedules sets forth a true and complete list of each contract of the CCR Entities of a type described below (such contracts as described in this Section 3.14(a) being “Material Contracts”):

(i) contracts that provide for payment or receipt by the Company or any of its Subsidiaries of more than $250,000 per year, including any such contracts with customers or clients;

(ii) contracts with any Material Customer (other than purchase orders entered into in the ordinary course of business with an undelivered balance of less than $500,000);

(iii) contracts relating to Indebtedness for borrowed money;

(iv) contracts that limit or purport to limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;

(v) contracts relating to any material joint venture, partnership or similar agreements or arrangements;

(vi) contracts under which either CCR Entity is lessee of or holds or operates any real property or material tangible personal property, except for any contract under which the aggregate annual rental payments do not exceed $250,000;

(vii) contracts for operations and maintenance agreements;

(viii) material license agreements relating to the use of any third party Intellectual Property, including material software agreements necessary for the operation of the assets of the CCR Entities;

(ix) each contract pertaining to storage, transportation, facilities, terminalling, throughput, construction, agency, purchase and supply, connection, reimbursement, access and other similar contracts;

(x) each interconnection contract with a remaining term of longer than 90 days and which may not be terminated by the Seller or either of the CCR Entities upon less than 90 days’ notice without penalty or payment;

(xi) contracts under which either CCR Entity is lessor of or permits any third party to hold or operate any real property, tangible personal property or intellectual property, except for any contract under which the aggregate annual rental payments do not exceed $250,000;

(xii) each contract that (A) includes “most favored nation,” “most favored customer,” non-competition or similar clauses restricting the right of either CCR Entity with respect to pricing, the right to deal in a commodity or performance of services, or (B) requires either CCR Entity to purchase its total requirements of any product or service from a third party or contains any “take or pay” provisions;

(xiii) any contract between Seller or any Person affiliated with Seller, on the one hand, and either of the CCR Entities, on the other, which will survive the Closing;

(xiv) each contract that provides for any limit on the ability of either CCR Entity to (A) compete in any line of business or in any geographic area during any period of time after the Closing or (B) solicit, engage or hire any Person as an employee or consultant;

(xv) except for the Credit Facility, each contract evidencing any Indebtedness, together with all security documents or other lien documents related to or binding on either CCR Entity or any of their assets; and

(xvi) each contract providing for the commitment of management or consulting services to either CCR Entity or relating to the employment, or the termination of employment, of any Person with respect to either CCR Entity (including change of control, retention, indemnification and contribution agreements), other than with respect to salary or incentive compensation payments in the ordinary course of business.

(b) Seller has made available to Buyer true and complete copies of each Material Contract. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Material Contract is valid and binding on the CCR Entities, or one of them, as the case may be, and, to the Knowledge of Seller, the counterparties thereto, and is in full force and effect. Neither of the CCR Entities, nor, to the Knowledge of Seller, any of the counterparties thereto, is in breach of, or default under, any Material Contract, except for such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither of the CCR Entities has received or given written notice of an intent to terminate, cancel, modify, amend or otherwise materially alter the terms and conditions of, or notice of material breach or default under, any Material Contract.

Section 3.15 Brokers. Except for Simmons Energy, a division of Piper Sandler, the fees, commissions and expenses of which will be paid by Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller or either CCR Entity.

Section 3.16 Material Customers. Schedule 3.16 of the Disclosure Schedules sets forth a true and complete list of the names and addresses of the top ten largest customers of the Company and its Subsidiaries (based on revenue) during the 12 months ended December 31, 2022 (each, a “Material Customer”).

Section 3.17 Bank Accounts. Schedule 3.17 of the Disclosure Schedules sets forth a list of all bank accounts, safety deposit boxes and lock boxes maintained by either CCR Entity together with the names of all Persons authorized to draw on or to have access to such account, safety deposit box or lock box.

Section 3.18 Employees. Neither CCR Entity has any employees and, since January 1, 2016, has not had any employees, and, to Seller’s Knowledge, no fact or circumstance exists or has existed that could cause either CCR Entity to be or have been deemed a co-employer of any employees.

Section 3.19 No Bankruptcy or Dissolution. There are no bankruptcy proceedings pending against, being contemplated by, or, to Seller’s Knowledge threatened against either CCR Entity. No proceeding to dissolve the CCR Entities is pending, or to the knowledge of Seller, threatened by any Person.

Section 3.20 Parcel 3. As of the date of this Agreement, there is no, and as of the Closing Date, there will be no, Hazardous Materials on, in, at or under Parcel 3, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.21 Exclusivity of Representations and Warranties. Neither Seller nor any of its Affiliates or Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to the Seller, the Company or any of its Subsidiaries or the Acquired Interests (including, but not limited to, any relating to financial condition or results of operations of the business of the Company and its Subsidiaries or maintenance, repair, condition, design, performance, value, merchantability or fitness for any particular purpose of the Acquired Interests), except as expressly set forth in this Article III, and Seller hereby disclaims any such other representations or warranties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2 Authority. Buyer has the corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and, upon the execution of each of the Ancillary Agreements to which it will be a party, will have been, duly executed and delivered by Buyer and, assuming due execution and delivery by each of the other parties hereto or thereto, this Agreement constitutes, and, upon the execution of each of the Ancillary Agreements to which Buyer will be a party, will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i) conflict with or violate the Organizational Documents of Buyer;

(ii) conflict with or violate any Law, injunction, decree or order of any Governmental Authority applicable to Buyer or by which any property or asset of Buyer is bound or affected; or

(iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to any material contract or material agreement to which Buyer is a party, except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults, consents or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b) Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby and thereby, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.

Section 4.5 Solvency. Assuming the satisfaction of the conditions to the Buyer’s obligations to consummate the transactions set forth herein and assuming the accuracy of the representations set forth in Article III, upon consummation of the transactions contemplated hereby, Buyer and the CCR Entities will not (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond its ability to pay such debts as they mature or (c) have liabilities in excess of the reasonable market value of its assets.

Section 4.6 Litigation. As of the date hereof, there is no Action by or against Buyer pending, or, to the knowledge of Buyer, threatened, that would, if determined adversely to Buyer, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby. Buyer is not subject to any Law, injunction, decree or order of any Governmental Authority (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered by any Governmental Authority that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

Section 4.7 Investment Intent. The Buyer is acquiring the Acquired Interests for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Acquired Interests in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Buyer is able to bear the economic risk of holding the Acquired Interests for an indefinite period (including total loss of its investment) and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.8 Buyer’s Investigation and Reliance.

(a) Buyer is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the CCR Entities and the transactions contemplated hereby, which investigation, review and analysis were conducted by Buyer together with expert advisors, including legal counsel, that it has engaged for such purpose. Buyer and its Representatives have been provided with access to the Representatives, properties, offices, plants and other facilities, books and records of Seller, to the extent made available by Seller, relating to the CCR Entities and other information that they have requested in connection with their investigation of the CCR Entities and the transactions contemplated hereby.

(b) Neither Seller nor any of its Affiliates or Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning the Seller and the CCR Entities contained herein or made available in connection with Buyer’s investigation of the foregoing, except as expressly set forth in Article III, and Seller and its Affiliates and Representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom. Buyer has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by Seller or any of its Affiliates or Representatives, except as expressly set forth in Article III. Neither Seller nor any of its Affiliates or Representatives shall have or be subject to any liability to Buyer, any of its Related Parties or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any information, documents or materials made available to Buyer, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement, unless such material or information is otherwise the subject of any representation or warranty herein. Neither Seller nor any of its Affiliates or Representatives is making any representation or warranty, express or implied, with respect to any estimates, projections or forecasts involving the CCR Entities. Buyer acknowledges that there are inherent uncertainties in attempting to make such estimates, projections and forecasts and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections and forecasts). Neither Seller nor any of its Affiliates or Representatives is making, and Buyer hereby waives, any representation or warranty, express or implied, as to the quality or merchantability, as for a particular purpose, of the CCR Entities. Buyer acknowledges that, should the Closing occur, Buyer shall acquire the CCR Entities on an “as is” and “where is” basis, except as expressly set forth in Article III.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business Prior to the Closing. Except as otherwise contemplated by this Agreement or as set forth on Schedule 5.1 of the Disclosure Schedules, between the date of this Agreement and the Closing Date, unless the Buyer shall otherwise provide its prior consent (which consent shall not be unreasonably withheld, conditioned or delayed), except as required by any applicable Law (including any Public Health Measures), the Seller shall cause the CCR Entities to use their respective commercially reasonable efforts to operate their business in the ordinary course of business in all material respects, and the Company and its Subsidiaries shall use their respective commercially reasonable efforts to preserve intact in all material respects their business organization and to preserve in all material respects the present commercial relationships with key Persons with whom they do business, provided, however, that no action by the CCR Entities with respect to matters specifically addressed by any other provision of this Section 5.1 shall be deemed a breach of this sentence unless such action constitutes a breach of such other provision. Except as otherwise contemplated by this Agreement, as set forth on Schedule 5.1 of the Disclosure Schedules or as required by any applicable Law (including any Public Health Measures), between the date of this Agreement and the Closing Date, without the prior consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not cause the CCR Entities to:

(a) amend their certificate of incorporation, Limited Liability Company Agreement, bylaws or equivalent organizational documents;

(b) issue or sell any memberships or shares of capital stock of the CCR Entities, or any options, warrants, convertible securities or other rights of any kind to acquire any such memberships, shares or equity interests;

(c) declare, set aside, make or pay any non-cash dividend or other distribution on or with respect to any of their memberships, capital stock or other equity or ownership interest;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of their memberships, capital stock or other equity or ownership interest, or make any other change with respect to their capital structure;

(e) acquire any corporation, partnership, limited liability company, other business organization or division thereof or any assets other than in the ordinary course of business, in each case, that is material, individually or in the aggregate, to the CCR Entities taken as a whole;

(f) incur any Indebtedness, except for any Indebtedness under the Credit Facility or Indebtedness in the ordinary course of business consistent with past practice;

(g) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of either of the CCR Entities; or

(h) enter into any formal or informal agreement to do any of the foregoing.

Section 5.2 Covenants Regarding Information.

(a) From the date hereof until the Closing Date, upon reasonable notice, the Seller shall cause the CCR Entities to afford the Buyer and its Representatives reasonable access to the properties, offices, plants and other facilities, books and records of the CCR Entities for any reasonable purpose related to this Agreement and the transactions contemplated hereby, provided, however, that any such access shall be conducted at the Buyer’s expense, during normal business hours, under the supervision of the Company’s personnel and in such a manner as not unreasonably to interfere with the normal operations of the CCR Entities, and shall be subject to any limitations resulting from any Public Health Measures; provided, further, that with respect to any properties, plants or other facilities of the CCR Entities, any such access shall not include access for the purpose of conducting any real property assessments, environmental analysis (other than a Phase I assessment) or other intrusive testing of any such properties, plants or other facilities. Notwithstanding anything to the contrary in this Agreement, neither of the CCR Entities shall be required to provide access to any information to the Buyer or its Representatives if the Company reasonably determines that (i) such access would jeopardize any attorney-client or other legal privilege, (ii) such access would contravene any applicable Laws (including any Public Health Measures), fiduciary duty or binding agreement entered into prior to the date hereof; provided, that the parties will cooperate to implement appropriate and mutually agreeable measures to permit the disclosure of such information, including by entry into a customary non-disclosure agreements with respect to any information or access so provided, (iii) the information to be accessed is pertinent to any litigation in which the Company or any of its Affiliates, on the one hand, and the Buyer or any of its Affiliates, on the other hand, are adverse parties, (iv) the information to be accessed should not be disclosed due to its competitively sensitive nature or (v) the information to be accessed relates to any consolidated, combined or unitary Tax Return filed by the Seller, the Company or any of their Affiliates or any of their respective predecessor entities.

(b) In order to facilitate the resolution of any claims made against or incurred by Seller (as it relates to the business of the CCR Entities), for a period of five years after the Closing, Buyer shall (i) retain the books and records relating to the business of the CCR Entities relating to periods prior to the Closing and (ii) afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), subject to any limitations resulting from any Public Health Measures, during normal business hours, to such books and records; provided, however, that Buyer shall notify Seller in writing at least 30 days in advance of destroying any such books and records prior to the fifth anniversary of the Closing Date in order to provide Seller the opportunity to copy such books and records in accordance with this Section 5.2(b).

Section 5.3 Update of Disclosure Schedules. The Seller shall have the right (but not the obligation), from time to time prior to the Closing, to supplement or amend the Disclosure Schedules with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules and also with respect to events or conditions arising after the date hereof and prior to Closing; provided, however, that any such supplementation or amendment of the Disclosure Schedules shall be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of the indemnification provided for in Article VIII hereof, but shall not be deemed to have cured any such breach of representation or warranty for purposes of determining whether or not the conditions set forth in Section 7.3(a) have been satisfied. Nothing in this Agreement, including this Section 5.3, shall imply that the Seller is making any representation or warranty as of any date other than the date of this Agreement and the Closing Date.

Section 5.4 Confidentiality. Each of the parties shall, and shall cause its Representatives to, hold in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement, dated as of December 15, 2022, by and between Midstream Energy Partners and USD Partners, LP (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 5.4 shall terminate, provided, however, that after the Closing Date, the Confidentiality Agreement shall terminate only in respect of that portion of the Confidential Information (as defined in the Confidentiality Agreement) exclusively relating to the transactions contemplated by this Agreement. If, for any reason, this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 5.5 Further Assurances. From time to time after the date hereof, and for no further consideration, each of the parties shall use reasonable best efforts to execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 5.6 Public Announcements. On and after the date hereof, the parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and neither party shall issue any press release or make any public statement prior to obtaining the other party’s written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law or stock exchange listing.

Section 5.7 Tank Inspection. Following the Closing Date, the Buyer shall timely undergo a ten-year tank inspection as required by applicable Law and all costs related to such tank inspection (including any repairs or other actions related thereto) shall be borne by the Buyer.

Section 5.8 Title Policy. From the date hereof until the Closing, the Seller shall use its commercially reasonable efforts to assist the Buyer in obtaining a form of title policy reasonably required by Buyer on the Owned Real Property and the Leased Real Property, including addressing any exceptions which may materially and adversely affect title to the Owned Real Property and/or the Leased Real Property.

ARTICLE VI

TAX MATTERS

Section 6.1 Tax Filings. The Seller shall be responsible for filing with the applicable Governmental Authorities the applicable Tax Returns for the CCR Entities with respect to all Tax periods that will have ended prior to the Closing Date (a “Pre-Closing Tax Return”) and paying all Taxes with respect to such periods. The Buyer shall be responsible for filing with the applicable Governmental Authorities the applicable Tax Returns for the CCR Entities that are required to be filed on or after the Closing Date and for paying the Taxes reflected on such Tax Returns as due and owing, in each case, consistently with past practice. At least ten (10) days prior to Buyer filing a Straddle Period Tax Return for which Seller may be required to reimburse Buyer for Taxes pursuant to Section 6.3, the Buyer shall submit a copy of such Tax Return to Seller for Seller’s review and consent and approval, which consent and approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, if the CCR Entities (or items of income, gain, loss, deduction or credit therefrom) are required to be included in any Tax Return of the Seller or any of its Affiliates with respect to any Tax period ending prior to the Closing Date, regardless of whether those Tax Returns are due to be filed on or subsequent to the Closing Date, the Seller shall prepare and file such Tax Returns, and the Buyer shall have no rights or liabilities with respect to such Taxes or Tax Returns including with respect to any Tax Proceeding related to such Taxes or Tax Returns.

Section 6.2 Straddle Period Taxes. Seller shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the CCR Entities attributable to the Seller’s Non-Income Tax Period. All Property Taxes levied with respect to the CCR Entities for the Straddle Period shall be apportioned between Buyer and Seller based on the number of days of such Straddle Period included in the Seller’s Non-Income Tax Period and the number of days of such Straddle Period included in the Buyer’s Non-Income Tax Period. Seller shall be liable for the proportionate amount of such Property Taxes that is attributable to the Seller’s Non-Income Tax Period, and Buyer shall be liable for the proportionate amount of such Property Taxes that is attributable to the Buyer’s Non-Income Tax Period. Liability for income Taxes shall be attributable to the party filing such Tax Returns pursuant to Section 6.1. With respect to all other Taxes (including sales or use Taxes, employment Taxes, and withholding Taxes), the amount attributable to Seller’s Non-Income Tax Period shall be determined as if the CCR Entities filed a separate Tax Return with respect to such Taxes for such portion of the Straddle Period using a “closing of the books” methodology (i.e., as of February 1, 2023) and Seller shall be liable for the Taxes attributable to Seller’s Non-Income Tax Period and Buyer shall be liable for the Taxes attributable to Buyer’s Non-Income Tax Period.

Section 6.3 Tax Reimbursements and Refunds. Upon receipt of any bill for Taxes, Buyer or Seller, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under Section 6.1 and Section 6.2 together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. In the event that Buyer or Seller makes any payment for which it is entitled to reimbursement under this Section 6.3, the applicable party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. The Seller shall be entitled to all Tax credits and Tax refunds that relate to any Taxes allocable to Seller pursuant to Section 6.1 and Section 6.2, and the Buyer shall promptly pay to the Seller an amount equal to the value of any such Tax credit or Tax refund realized by the Buyer after the Closing Date.

Section 6.4 Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne 50% by Buyer and 50% by Seller. The party required by Law to file or pay any Transfer Tax described in this Section 6.2, shall timely pay and file such Transfer Tax and provide the non-filing party copies of all such filed Tax Returns relating to Transfer Taxes and reasonable evidence that all such Transfer Taxes have been timely paid. The non-filing party shall reimburse the filing party for its allocable share of the payment of such Transfer Taxes according to this Section 6.4.

Section 6.5 Characterization of Certain Payments. The Seller and the Buyer agree that any payments made pursuant to Section 2.4, this Article VI or Article VIII shall be treated for all Tax purposes as an adjustment to the Closing Purchase Price unless otherwise required by Law.

Section 6.6 Amended Tax Returns; Tax Elections. In each case to the extent doing so would cause the Seller or any of its Affiliates to be liable for any Taxes (including amounts for which the Seller is liable under this Agreement), the Buyer shall not, and shall not cause or permit any of its Affiliates to, (a) file or amend or otherwise modify or supplement any Tax Return (other than to file Tax Returns in the ordinary course of business in accordance with Section 6.1), (b) make, revoke or change any election, (c) voluntarily approach any Tax authority with respect to any Taxes or Tax matter, (d) enter into or pursue a voluntary disclosure agreement (or other similar request) with a Tax authority with respect to filing Tax Returns or enter into any closing agreement or request a ruling (or other similar request), (e) file any ruling request (or other similar request) with any Tax authority, (f) extend or waive the statute of limitations or (g) file any Tax Return in a jurisdiction in which the Company and its Subsidiaries has not filed a Tax Return, without the express prior written consent of Seller.

Section 6.7 Cooperation. The Seller and the Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes relating to the Acquired Interests. Such cooperation shall include the retention and (upon another party’s request) the provision of records and information that are reasonably necessary for the filing of any such Tax Return or the preparation for or the prosecution or defense of any audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Seller and the Buyer agree to retain all books and records with respect to Tax matters pertinent to the CCR Entities relating to Tax periods for which Seller could be liable pursuant to Article VI and Section 8.2(e) until at least seven years following the Closing Date and to abide by all record retention agreements entered into with any Governmental Authority.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 General Conditions. The respective obligations of the Buyer and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following condition, which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided that such waiver shall only be effective as to conditions to the obligations of such party): no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or any injunction, decree or order (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

Section 7.2 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:

(a) The representations and warranties of the Buyer contained in Article IV shall be true and correct both when made and as of the Closing Date, or, in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Buyer Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. The Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. The Seller shall have received from the Buyer a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.

(b) The Seller shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party other than the Seller.

Section 7.3 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a) The representations and warranties of the Seller and the Company contained in Article III shall be true and correct both when made and as of the Closing Date, or, in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to

“materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. The Buyer shall have received from the Seller a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.

(b) The Buyer shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party other than the Buyer.

(c) The Buyer shall have received the executed Credit Facility Release Documentation.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival of Representations, Warranties and Covenants.

(a) The representations and warranties of Seller and Buyer contained in Article III and Article IV, respectively, shall survive the Closing for a period of 12 months after the Closing Date; provided, however, that the representations and warranties set forth in Section 3.20 shall expire at the Closing.

(b) The covenants in Article VI shall survive the Closing for a period of 30 days following the expiration of the applicable statute of limitations.

(c) In the event that a claim has not been made pursuant to Section 8.2(b), Section 8.2(c), Section 8.2(d) or Section 8.2(e) by the seventh anniversary of the Closing Date, Seller’s indemnification obligation pursuant to Section 8.2(b), Section 8.2(c), Section 8.2(d) and Section 8.2(e) shall automatically expire as of such seventh anniversary date.

(d) The survival periods set forth in Section 8.1(a), Section 8.1(b) and Section 8.1(c) are in lieu of, and the parties expressly waive, any otherwise applicable statute of limitations, whether arising at law or in equity. Any claim for breach of representation or warranty hereunder shall be deemed to have accrued as of the Closing. No claim for indemnity may be brought after expiration of the applicable survival or time periods set forth in Section 8.1(a), Section 8.1(b) and Section 8.1(c).

Section 8.2 Indemnification by Seller. From and after the Closing, Seller shall indemnify and hold harmless Buyer, its Affiliates, including the CCR Entities, and its and their respective officers, directors, employees and agents (collectively, the “Buyer Indemnified Parties”) from and against any Losses to the extent arising out of or resulting from:

(a) any breach of any representation or warranty made by Seller contained in Article III;

(b) any breach of any covenant or agreement of Seller contained in Article V or Article VI requiring performance by Seller after the Closing;

(c) the matter set forth on Schedule 8.2(c);

(d) any liability of the Company or any of its Subsidiaries based upon the operation of the business of the Company and its Subsidiaries prior to the Closing Date; and

(e) any liability of Seller for Taxes allocated to Seller pursuant to Sections Section 6.1 and Section 6.2.

Section 8.3 Indemnification by Buyer. From and after the Closing, Buyer shall indemnify and hold harmless Seller, its Affiliates and its and their respective officers, directors, employees, agents, successors and assigns of each of the foregoing (collectively, the “Seller Indemnified Parties”) from and against any and all Losses to the extent arising out of or resulting from:

(a) any breach of any representation or warranty made by Buyer contained in Article IV;

(b) any breach of any covenant or agreement of Buyer contained in Article V or Article VI requiring performance by Buyer after the Closing; and

(c) any liability of the Company or any of its Subsidiaries based upon the operation of the business of the Company and its Subsidiaries on and after the Closing Date.

Section 8.4 Procedures.

(a) In order for a Buyer Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement as a result of a Loss or a claim or demand made by any Person against the Indemnified Party (a “Third-Party Claim”), such Indemnified Party shall deliver notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) promptly after receipt by such Indemnified Party of written notice of the Third-Party Claim, describing in reasonable detail (i) the facts giving rise to any claim for indemnification hereunder, (ii) the amount or method of computation of the amount of such claim, (iii) each individual item of Loss included in the amount so stated, to the extent known, (iv) the date such item was paid or properly accrued and (v) the nature of the breach of representation, warranty, covenant or agreement with respect to which such Indemnified Party claims to be entitled to indemnification hereunder (all of the foregoing, the “Claim Information”), and shall provide any other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII, except to the extent that the Indemnifying Party is prejudiced by such failure.

(b) The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 30 days of receipt of notice from the Indemnified Party of the commencement of such Third-Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party, provided that, if, in the reasonable opinion of counsel for the Indemnified Party, there is a conflict of interest between the Indemnified Party and the Indemnifying Party, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense. If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third-Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third-Party Claim, and which releases the Indemnified Party completely in connection with such Third-Party Claim. Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld).

(c) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third-Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim containing the Claim Information promptly to the Indemnifying Party, and shall provide any other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII, except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters. For the avoidance of doubt, the Indemnified Party shall not be entitled to commence any Action against the Indemnifying Party for indemnification pursuant to this Section 8.4(c) unless the notice and procedural provisions set forth herein shall have been satisfied prior thereto.

Section 8.5 Limits on Indemnification.

(a) Notwithstanding anything to the contrary contained in this Agreement:

(i) the maximum aggregate amount of indemnifiable Losses that may be recovered from Seller by Buyer Indemnified Parties pursuant to (x) Sections 8.2(a) and (b) shall be $3,500,000 and (y) Sections 8.2(c), (d) and (e) shall be the amount of the Base Purchase Price;

(ii) Seller shall not be liable to any Buyer Indemnified Party for any claim for indemnification unless and until the aggregate amount of indemnifiable Losses that may be recovered from Seller equals or exceeds $200,000 (the “Basket Amount”), in which case Seller shall be liable for all Losses including the Basket Amount; provided, however, that no Losses may be claimed by any Buyer Indemnified Party or shall be reimbursable by Seller or shall be included in calculating the aggregate Losses for purposes of this clause (ii) other than Losses in excess of $25,000 resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances; provided, further, that the limitations set forth in Section 8.5(a)(i) and this Section 8.5(a)(ii) shall not apply to Losses arising out of or resulting from Fraud;

(iii) no party hereto shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including business interruption, diminution of value, loss of future revenue, profits or income or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement and, in particular, no “multiple of profits” or “multiple of cash flow” or other valuation methodology will be used in calculating the amount of any Losses, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise;

(iv) no party shall have a right to make a claim for any Loss for contingent or inchoate claims and may claim only for a Loss that has, in fact, been paid or incurred in the sense that it is due and owing;

(v) in the event Buyer proceeds with the Closing notwithstanding knowledge by Buyer or any Affiliate of Buyer (other than the CCR Entities themselves) at or prior to the Closing of any breach by Seller of any representation, warranty or covenant in this Agreement, no Buyer Indemnified Party shall have any claim or recourse against Seller or any of its Affiliates or Representatives with respect to such breach, under this Article VIII or otherwise; and

(vi) in the event Seller is required to make an indemnification payment to a Buyer Indemnified Party under this Article VIII, Seller and Buyer shall promptly deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to release an amount of the Indemnity Escrow Funds to such Buyer Indemnified Party equal to the amount of such indemnification payment (to the extent such amount is then held in the Indemnity Escrow Funds). If the Indemnity Escrow Funds are insufficient to cover the entire amount payable to a Buyer Indemnified Party pursuant hereto, then Seller shall promptly pay to such Buyer Indemnified Party the amount of such deficiency. Any amounts remaining in the Indemnity Escrow Funds as of the date that is one year after the Closing Date that are not subject to a claim notice that has been validly delivered pursuant to this Article VIII shall be released to Seller.

(b) The amount of any and all Losses under this Article VIII shall be determined net of any insurance, indemnity, reimbursement arrangement, contract or other recovery available to the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification (each, an “Alternative Recovery”). The Indemnified Party will seek full recovery under all such Alternative Recoveries with respect to any Loss to the same extent as such Indemnified Party would if such Loss were not subject to indemnification hereunder. Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses. Without limitation to the foregoing provisions of this Section 8.5(b), Buyer shall have no right to assert any claims under this Article VIII with respect to any Losses that would have been covered by any Alternative Recovery had Buyer maintained for the benefit of the CCR Entities the same insurance coverage or other rights following the Closing that was in effect for the CCR Entities immediately prior to the Closing. In the event that the Indemnified Party receives recovery of any amount pursuant to an Alternative Recovery for which it has already been indemnified by the Indemnifying Party hereunder, the Indemnified Party will promptly refund an equal amount to the Indemnifying Party.

Section 8.6 Assignment of Claims. If any Buyer Indemnified Party receives any payment from Seller in respect of any Losses pursuant to Section 8.2 and the Buyer Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against Seller, the Buyer Indemnified Party shall assign as a condition to receipt of any payments hereunder, on a non-recourse basis and without any representation or warranty, such of its rights to proceed against the Potential Contributor as are necessary to permit Seller to recover from the Potential Contributor the amount of such payment. If any such assignment would afford the Potential Contributor any defense to the payment of the same, such assignment shall not take place, and the Buyer Indemnified Party will, at Seller’s direction and expense, take all reasonable actions to seek to recover such claim from such Potential Contributor. Any payment received in respect of such claim against the Potential Contributor (whether by Seller or the relevant Buyer Indemnified Party as provided in the immediately preceding sentence) shall be distributed (a) first, to the Buyer Indemnified Party in the amount of any deductible or similar amount required to be paid by the Buyer Indemnified Party prior to Seller being required to make any payment to the Buyer Indemnified Party, plus, in the case of any claim by a Buyer Indemnified Party, as provided in the immediately preceding sentence, the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim, (b) second, to Seller in an amount equal to the aggregate payments made by Seller to the Buyer Indemnified Party in respect of such claim, plus the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim, and (c) the balance, if any, to the Buyer Indemnified Party.

Section 8.7 Exclusivity.

(a) Except as specifically set forth in this Agreement, effective as of the Closing, Buyer, on behalf of itself and the other Buyer Indemnified Parties, waives any rights and claims any Buyer Indemnified Party may have against Seller, regardless of the Law or legal theory under which such liability or obligation may be sought to be imposed, whether at law, in equity, contract, tort or otherwise, relating to the business of the CCR Entities and/or the transactions contemplated by this Agreement and the Ancillary Agreements. The rights and claims waived by Buyer, on behalf of itself and the other Buyer Indemnified Parties, include, without limitation, to the fullest extent permitted under applicable Law, claims for contribution or other rights of recovery arising out of or relating to any Law, claims for breach of contract, for breach (negligent or otherwise) of representation or warranty, and claims for breach of duty. After the Closing, this Article VIII and Section 2.4 will provide the exclusive remedy against Seller for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement and/or the transactions contemplated hereby.

(b) The parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on Buyer’s remedies with respect to this Agreement and the transactions contemplated hereby, were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to Seller hereunder.

Section 8.8 Mitigation. Buyer and Seller agree that no Indemnified Party shall have any recourse under this Section 8.8 for any Losses that such Indemnified Party would not have suffered had such Indemnified Party exercised commercially reasonable efforts to mitigate such Losses following the discovery by such Indemnified Party of the fact, event or circumstances giving rise to such Losses.

Section 8.9 Treatment of Indemnity Payments. Following the Closing, any payment made pursuant to this Article VIII shall be treated by the parties hereto, to the extent permitted by Law, for federal income Tax and other applicable Tax purposes, as an adjustment to the cash proceeds received by Seller in the transaction contemplated by this Agreement.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Buyer and the Seller;

(b) (i) by the Seller, if the Seller is not in material breach of its obligations under this Agreement and the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Seller or (ii) by the Buyer, if the Buyer is not in material breach of its obligations under this Agreement and the Seller or the Company breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3, (B) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Buyer;

(c) by either the Seller or the Buyer if the Closing shall not have occurred by May 31, 2023; provided, that the right to terminate this Agreement under this Section 9.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing to occur on or prior to such date; or

(d) by either the Seller or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other parties.

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party except (a) for the provisions of Section 3.15 and Section 4.4 relating to broker’s fees and finder’s fees, Section 5.4 relating to confidentiality, Section 5.6 relating to public announcements, this Section 9.2 and Article X and (b) that nothing herein shall relieve any party from any liabilities or damages arising out of a willful and material breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a willful and material breach of this Agreement by the other.

Section 10.2 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 10.3 Waiver; Extension. At any time prior to the Closing, Seller, on the one hand, and Buyer, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other party contained herein, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered by such party pursuant hereto or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in a written agreement signed on behalf of such party. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 10.4 Notices. All notices and other communications hereunder shall be in writing, shall be delivered personally or by email and shall be deemed duly given (a) on the date of delivery, if delivered personally, or (b) on the first Business Day following the date of delivery, if delivered by e-mail. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to Seller, to:

USDP CCR LLC

c/o USD Partners LP

811 Main Street, Suite 2800

Houston, Texas 77002

Attention:	General Counsel
E-mail:	#####@####.###

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, Texas 77002

Attention:	Hillary H. Holmes; Gerry Spedale
E-mail:	#######@##########.###
########@##########.###

(ii)	if to Buyer, to:

SOUTH 49 HOLDINGS LTD.

3900, 205 – 5 Avenue SW

Calgary, Alberta T2P 2V7

Attention:	Brad Deets, Chief Operating Officer
Email:	####.#####@###########.###

with a copy (which shall not constitute notice) to:

Carscallen LLP

900, 332 – 6 Avenue SW

Calgary, Alberta T2P 0B2

Attention:	Stan Carscallen
E-mail:	##########@##########.###

Section 10.5 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule, such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

Any capitalized terms used in any Exhibit or Schedule, but not otherwise defined therein, shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import, when used in this Agreement, will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified and references to time shall mean the local time at Casper, Wyoming. References to documents or other materials “provided” or “made available” to the Buyer or similar phrases shall mean that such documents or other materials were delivered to the Buyer, its Affiliates or its Representatives or were present in the online data room maintained by the Seller for purposes of the transactions contemplated by this Agreement prior to the date of this Agreement.

Section 10.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 10.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except with respect to the provisions of Section 10.20 (Non-Recourse) and Section 10.21 (Release), which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof.

Section 10.8 Governing Law. This Agreement and any claims or causes of action arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby (whether in contract, in tort, under statute or otherwise) shall be governed by, and interpreted, construed and enforced in accordance with, the internal Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws of any jurisdiction other than the State of Delaware.

Section 10.9 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against any other party shall be brought and determined in the Court of Chancery of the State of Delaware, provided that, if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto, except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.10 Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 10.11 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, that Seller and Buyer may assign any of its rights under this Agreement to one or more of their respective Affiliates without the consent of the other party; provided, further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.12 Specific Performance.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such nonperformance or breach. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware; provided, that, if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled in equity or at law. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

(b) The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the transactions contemplated by this Agreement will be those remedies available in equity or at law for breach of contract only (and only as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement), and the parties hereby agree that no party will have any remedies or cause of action (whether in contract, in tort, under statute or otherwise) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement.

Section 10.13 Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 10.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.15 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.16 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 10.17 Electronic Signature. This Agreement may be executed electronically (including by means of .pdf or similar graphic reproduction format or by means of digital signature software, e.g. DocuSign or Adobe Sign) and delivered by e-mail or other similar means of electronic transmission, and any electronic signature shall constitute an original for all purposes.

Section 10.18 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 10.19 No Presumption Against Drafting Party. Each of Buyer and Seller acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 10.20 Non-Recourse.

(a)All Actions (whether in contract, in tort, under statute or otherwise, or based upon any theory that seeks to impose liability of an entity against its owners or Affiliates) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to (i) this Agreement or the Ancillary Agreements, (ii) the negotiation, execution or performance of this Agreement or any Ancillary Agreement (including any representation or warranty made in connection with, or as inducement to enter into this Agreement), (iii) any breach or violation of this Agreement or the Ancillary Agreements and (iv) any failure of the transactions contemplated by this Agreement or the Ancillary Agreements to consummated, in each case, may be brought only against (and are those solely of) the Persons that are expressly named as parties hereto and thereto, as applicable, and then only to the extent of the specific obligations of such Persons set forth herein or therein. No Person who is not a named party to this Agreement or any Ancillary Agreement, including any Related Parties of any such party to this Agreement or any Ancillary Agreement (each, a “Non-Party Affiliate”), shall have any liability (whether in contract, in tort, under statute or otherwise, or based upon any theory that seeks to impose liability of an entity against its owners or Affiliates) arising out of, in connection with or related in any manner to the items in the immediately preceding clauses (i) through (iv). To the maximum extent permitted by applicable Law, each party hereto waives and releases all such Actions against any such Non-Party Affiliate. For avoidance of doubt, the parties hereto acknowledge and agree that the Non-Party Affiliates referred to herein are intended third party beneficiaries of this Section 10.20(a).

(b) Buyer knowingly, willingly, irrevocably and expressly acknowledges and agrees that the agreements contained in this Section 10.20 are an integral part of the transactions contemplated by this Agreement and that, without the agreements set forth in this Section 10.20, Sellers would not enter into this Agreement or otherwise agree to consummate the transactions contemplated hereby.

Section 10.21 Release.

(a) Effective as of the Closing, to the fullest extent permitted by applicable Law, Buyer, on behalf of itself, its Affiliates and its and their respective successors and assigns, (collectively, the “Buyer Releasors”), irrevocably and unconditionally releases and forever discharges Seller and each Non-Party Affiliate of Seller (collectively, the “Seller Releasees”) from any and all Actions, causes of action, claims, charges, complaints, demands, obligations, damages, Losses, costs, expenses and liabilities of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, fixed or contingent, and whether in equity or at law, that such Buyer Releasor has, had, or may have, in any capacity, against any Seller Releasee, whether directly or derivatively through another Person, arising prior to the transactions contemplated by this Agreement, or on account of, arising out of or related to any act, omission, transaction, matter, cause or event occurring prior to the Closing Date, in each case arising out of or related to the CCR Entities, and Seller’s operation of the CCR Entities; provided, however, that the foregoing release does not apply to claims or rights arising under this Agreement, the Ancillary Agreements or in connection with the transactions contemplated hereby or thereby. Each Buyer Releasor covenants and agrees not to, and shall cause each of its Affiliates not to, assert any such claim against any Seller Releasee.

(b) Effective as of the Closing, to the fullest extent permitted by applicable Law, Seller, on behalf of itself, its Affiliates and its and their respective successors and assigns, (collectively, the “Seller Releasors”), irrevocably and unconditionally releases and forever discharges Buyer and each Non-Party Affiliate of Buyer (collectively, the “Buyer Releasees”) from any and all Actions, causes of action, claims, charges, complaints, demands, obligations, damages, Losses, costs, expenses and liabilities of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, fixed or contingent, and whether in equity or at law, that such Seller Releasor has, had, or may have, in any capacity, against any Buyer Releasee, whether directly or derivatively through another Person, arising prior to the transactions contemplated by this Agreement, or on account of, arising out of or related to any act, omission, transaction, matter, cause or event occurring prior to the Closing Date, in each case arising out of or related to the CCR Entities; provided, however, that the foregoing release does not apply to claims or rights arising under this Agreement, the Ancillary Agreements or in connection with the transactions contemplated hereby or thereby. Each Seller Releasor covenants and agrees not to, and shall cause each of its Affiliates not to, assert any such claim against any Buyer Releasee.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

SELLER:

USDP CCR LLC

By:	/s/ Adam Altsuler
Name: Adam Altsuler
Title: Vice President, Chief Financial Officer

BUYER:

SOUTH 49 HOLDINGS LTD.

By:	/s/ David Storoshenko
Name: David Storoshenko
Title: Vice President